Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Registration Statement on Form 10 of our report dated August 14, 2023, relating to the financial statements of American Picture House Corporation as of December 31, 2022 and December 31, 2021 and to all references to our firm included in this Registration Statement.

Certified Public Accountants
Lakewood, CO
August 14, 2023